BRF S.A.

Publically-Held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Registered Company Identification Number) 42.300.034.240

CVM (Brazilian Securities and Exchange Commission) Number 1629-2

Policy for Related-Party Transactions

Approved at the Board of Directors´ Meeting held on March 31, 2016.

INDEX

1. Purpose and Use	Pg. 3

2. Definitions Used in This Policy and Definition of Related Parties	Pg. 3

3. Definition of Situations Involving Conflict of Interest among Related Parties	Pg. 5

4. Rules For Decisions Involving Related-Party Transactions	Pg. 6
5. Responsibilities	Pg. 7

6. Disclosure Duty	Pg. 9

7. Banned Transactions	Pg. 9
8. Rules Applicable to Situations of Conflict of Interest with Related Parties	Pg. 10
9. General Provisions	Pg. 11
10. Penalties 11. Duration and Review of the Policy Attachment I – Statement of Consent to the Policy	Pg. 12 Pg. 12 Pg. 13

POLICY FOR RELATED-PARTY TRANSACTIONS

1.           Purpose and Use

1.1.       The purpose of this Policy for Related-Party Transactions ("Policy") is to establish the rules and procedures to be complied with by BRF S.A. ("BRF" or "Company"), its Subsidiaries, and all its respective employees, administrators and shareholders, in transactions involving related parties and situations involving conflict of interest and aims to ensure that the decisions of the Company are made in the best interest of BRF and its shareholders, also ensuring transparency to shareholders, investors and the market in general, as well as granting treatment to suppliers and clients, in line with the best corporate governance practices.

2.           Definitions Used in This Policy and Definition of Related Parties

2.1.       For the purposes of this Policy, a "Related Party" will be an individual or company which is related to BRF and/or to any of its Subsidiaries, as described below:

(i)           A person, or Close Family Member of this person, will be a Related Party of the Company and/or any of its Subsidiaries, if he/she:

a.    has full or joint Control of the Company or any of its Subsidiaries;

b.    has Significant Influence over the Company or any of its Subsidiaries;

c.    is a Key Person in the administration of the Company, any of its Subsidiaries or of the Controlling Shareholder of the Company, or any of its Subsidiaries.

(ii)          A company will be a Related Party of BRF and/or any of its Subsidiaries if:

a.    it is part of the same economic group of the Company or any of its Subsidiaries;

b.    it is an affiliate, controlled by the Company or controls the Company or of any of its Subsidiaries;

c.    it and the Company is or any of its Subsidiaries are under joint control (joint venture) of a third company or of one or more persons;

d.    it exercises Significant Influence over the Company or experiences Significant Influence from the Company;

e.    it is an affiliate or under joint control (joint venture) of a third company belonging to the same economic group of the Company or any of its Subsidiaries;

f.     it is under joint control (joint venture) of a third company that holds a stake in the Company, representing over 5% of the total capital stock of the Company;

g.    it is under joint control (joint venture) of a third company of which the Company is an affiliate;

h.    it has or is a post-employment benefit plan whose beneficiaries are the employees of the Company and the company itself;

i.    it is controlled, directly or indirectly, even if under joint control (joint venture), by any person referred to in item (i)a above;

j.     any person identified in item ”(i)a”, above who exercises Significant Influence over any such company or is a Key Person in the administration of any such company.

2.2.       For the purposes of this Policy:

(i)           "Market Conditions" are those conditions for which are observed the equal treatment, transparency, good faith and ethics towards the participants in the transaction, in such a way as to allow them to present their business proposals within the same rules, market practices, conditions and assumptions, with duties and obligations usually agreed with the other clients, suppliers and service providers of the Company, who are not Related Parties.

(ii)          “Affiliate” means the company over which BRF has Significant Influence and is not regarded as being Controlled or jointly controlled (joint venture).

(iii)         "Control" is the power to direct, whether directly or indirectly, the conduct of the business and the operational and financial policies of an entity.

(iv)         "Significant Influence" is the power to participate in the financial and operational decision-making process of an entity, but not necessarily characterizing control over these policies. Significant Influence can be obtained by means of an equity stake, statutory provisions or shareholders´  agreement.

(v)          "Close Family Member" are those members of the family of a certain person who can be expected to exercise influence over such person or who are influenced by this person, in the business of this member with the Company or its Subsidiaries, such as: (a) the children and/or dependents of such person; (b) the spouse or partner of such person; (c) the children and/or dependents of the spouse or partner of such person; (d) the blood relatives (such as parents, grandparents, great-grandparents etc.) or by affinity (such as stepfather, stepmother, parents-in-law) of such person; (e) the lineal relatives, up to the fourth degree, of such person and other persons coming from the same branch of such person, without descending one from the other, in line with article 1.592 of Law 10.406 of January 10, 2002, as amended (Brazilian Civil Code).

(vi)         "Key Persons" of the administration of an entity are those persons who have authority and responsibility for planning, directing and controlling the activities of this entity, directly or indirectly, including any administrator (particularly members of the board of directors, the statutory executive directors and the executive directors) of such entity.

(vii)        "SEC" means the Securities and Exchange Commission of the United States of America;

(viii)       "Subsidiaries" means the companies Controlled, Affiliated or Jointly Controlled (joint venture) by BRF, as well as other companies in which BRF has Significant Influence;

(ix)         "Related-Party Transaction" means the transfer of funds, services, rights or obligations between the Company (or by any of its Subsidiaries) and a Related Party, regardless of whether remuneration is demanded;

(x)          “Reference Value” corresponds to the total sum of the Company´s consolidated shareholders´ equity, as stated at the end of the final year immediately before the current year.

3.           Definition of Situations Involving Conflict of Interest among Related Parties

3.1.       For the purposes of this Policy, a "Situation of Conflict of Interest" is an event in which a person or a third party, having any kind of business with a Related Party, finds himself/herself involved in a decision-making process in which he/she has the power of influencing and/or directing the result of this decision-making process, ensuring a gain and/or benefit for himself/herself, for any Close Family Member, company controlled by this person, or for a third party with whom the person is involved, or also who is in a situation that could interfere in his/her ability to make an impartial decision.

3.2.       In terms of the Company and its Subsidiaries, the Situations of Conflict of Interest will include those in which the goals or motivations of the decision takers, for any reason, may not be in line with the goals and interests of the Company, its Subsidiaries and its shareholders in specific matters.

3.3.       Considering the provision of item 3.2 above, BRF intends, by means of this Policy, to ensure that all decisions involving the Company and its Subsidiaries which may grant a private benefit to any of its administrators, relatives, entities or persons related to them, will be made in a straightforward way, respecting the interests of the Company, its Subsidiaries and its shareholders.

4.           Rules For Decisions Involving Related-Party Transactions

4.1.       Every Related-Party Transaction or alteration to a Related-Party Transaction must comply with the following general guidelines:

(i)           Be conducted under Market Conditions;

(ii)          Have observed and complied with all the requirements of the internal procurement policies established by the Company and its Subsidiaries;

(iii)         Be previously approved by the Board of Directors or the Executive Management, in line with the following provisions:

a.  It is the responsibility of the Company´s Board of Directors to approve all  and any operation, or a combination of related operations, involving (x) the Company and Key People of the Company´s management, any of its Subsidiaries or the Controller of the Company or any of its Subsidiaries; and (y) Transactions with Related Parties amounting to more than 0.167% of the Reference Value;

b.   It is the responsibility of the Company´s Executive Management to approve all and any operation, or a combination of related operations, involving Transactions with Related Parties in amounts equal to or below 0.167% of the Reference Value.

(iv)         Before any contract or alteration is made, any Transaction with a Related Party subject to the approval of the Board of Directors within the terms of item 4.1, (iii), “(iii)a”, must be announced to the Finance, Governance and Sustainability Committee of the Company so it can:

a.  Make its prior evaluation in order to decide its recommendation on the respective Related-Party Transaction;

b.  Inform the Company´s management bodies that are responsible for approving this respective Related-Party Transaction on any additional guidance so that the Related-Party Transaction meets this present Policy, considering the specific case;

c.  Recommend its approval or rejection by BRF´s Board of Directors, according to the specific case.

The following information should be provided to the Company´s Finance, Governance and Sustainability Committee: (1) details of the operation that represents a Related-Party Transaction, including the amounts (real or estimated), rights and obligations involved; (2) the identification of the Related Parties involved, as well as any other parties involved in the respective Related-Party Transaction, including details on the kind of existing relation and interest of the Related Party in the transaction; (3) the documents that prove that the operation meets or will meet items (i) and (ii) above, which should also be accompanied by technical notes for the decisions of the collegiate bodies responsible for approving the respective Related-Party Transaction; (4) indication whether the Related-Party Transaction should be announced publically or not based on the regulations applicable to the Company, including, but not limited, to those stated in article 30, XXXIII, of CVM Instruction 480/2009, as amended; (5) indication whether the Related-Party Transaction will not violate restrictions contained in the Company´s contracts; and (6) indicate whether the Related-Party Transaction will affect or could affect the independence of any independent administrator.

(v)          The Company and/or its Subsidiaries will disclose it, according to the prevailing  legislation for these operations, including in the respective financial statements in the Annual Report based on SEC Form 20-F and the CVM´s Reference Form, in any case, if required by the applicable rules; and

(vi)         When it constitutes a material act or fact, to be disclosed according to the relevant CVM and SEC regulations.

5.           Responsibilities

5.1.       Board of Directors. Along with the other attributes imposed by the prevailing legislation, the Company´s Board of Directors is responsible for:

(i)           Approving Related-Party Transactions within the terms of item 4.1, (iii), “a”, of this Policy;

(ii)          Approving, as well as reviewing, this Policy and its alterations to ensure it is adequate for its purposes;

(iii)         Examining and questioning the Executive Management of the Company or its Subsidiaries whenever it believes this Policy is not being duly fulfilled; and

(iv)         Requesting the Investor Relations Director to disclose widely a Related-Party Transaction whenever it believes this is a material act or fact.

5.2.       Executive Management. The Executive Management of the Company and its Subsidiaries must comply with and undertake this Policy, approving Related-Party Transactions within its area of competence, as well as the procedures for monitoring and disclosing the provisions of this Policy within the procedures that are under its responsibility, informing the areas and persons responsible for such monitoring on the provisions of this Policy.

5.2.1.   Chief Executive Officer. The Chief Executive Officer of the Company and its Subsidiaries must ensure that this Policy is being enforced within the Company and its Subsidiaries.

5.2.2.   Chief Financial Officer. The Chief Financial Officer of the Company and its Subsidiaries must ensure that the Related-Party Transactions are duly disclosed and stated in the respective financial statements, in line with the prevailing rules and laws. The Chief Financial Officer of the Company and its Subsidiaries must also ensure that no payments are made to any Related Parties beyond the payment agreed in the contracted amount and in compliance with the provisions of this Policy.

5.2.3.   Investor Relations Director. The Investor Relations Director of the Company must ensure: (i) that whenever a Related-Party Transaction is considered a material act or fact, it will be duly disclosed, in line with the applicable laws and regulations; (ii) the disclosure of the Related-Party Transactions which are provisioned in article 1 of Attachment 30-XXXIII of CVM Instruction 480/2009 in the manner foreseen in this Instruction; and (iii) the disclosure of the relevant information in the financial statements of the Company, the CVM Reference Form and the Annual Report based on SEC Form 20-F, besides any other mandatory disclosure in line with the applicable laws and regulations.

5.3.       Legal Department. It is the responsibility of the Legal Department of the Company to advise the Board of Directors and/or Executive Management of the Company in analyzing the information and documents related to Related-Party Transactions, including contracts, reports and related financial statements and accounting documents.

5.4.       Finance, Governance and Sustainability Committee. It is the responsibility of the Finance, Governance and Sustainability Committee:

(i)           To adopt the measures provided in item 4.1 above (iv), with it having the power to request any additional information from the management bodies it feels necessary in relation to a determined Related-Party Transaction;

(ii)          To analyze, on a regular basis, the enforcement of this Policy and the other hiring and contracting policies of the Company and its Subsidiaries, issuing, as needed, any recommendations and improvements in the corporate governance process of the Company and its Subsidiaries.

5.5.       Internal Audit. The internal auditing area of the Company and its Subsidiaries must evaluate the enforcement of this policy according to its operating scope.

5.6.       Audit Committee. The Audit Committee of the Company must evaluate and monitor, together with the management and the internal auditing area of the Company and its Subsidiaries, the adequacy of the Related-Party Transactions carried out by the Company or its Subsidiaries, and its respective documentation.

5.7.       Fiscal Council. It is the responsibility of the Fiscal Council of the Company to analyze and check whether the Related-Party Transactions are being contracted and disclosed in the correct and adequate manner in the financial statements of the Company and its Subsidiaries.

6.           Disclosure Duty

6.1.       In order to ensure transparency in the process to shareholders, investors and the market in general, and in line with the applicable rules and laws, including Law 6.404/76, CVM and SEC regulations, Related-Party Transactions must be disclosed by the Company, providing enough details to enable the identification of the Related Parties and any essential conditions or non-strictly commutative conditions inherent to these transactions, ensuring Company shareholders receive adequate information.

6.2.       The disclosure of Related-Party Transactions should be carried out clearly and precisely in accordance with the prevailing legislation and applicable regulations, including the regulations of the CVM, SEC and other jurisdictions which the Company is subject to, and the rules of the Corporate Governance Listing Regulations of the Novo Mercado segment of the BM&FBovespa within the terms of the regulatory agencies.

7.           Banned Transactions

7.1.       Related-Party Transactions are banned when:

(i)           They are not carried out under commutative conditions or with adequate compensatory payment compatible with Market Conditions;

(ii)          Their purpose is a loan or advance (a) to the Shareholder(s) with a stake of more than 3% (three percent) of the capital stock of the Company; (b) a Close Family Member or Company with a Significant Influence or company under common control of shareholder(s) with a stake of more than 3% (three percent) of the capital stock of the Company; or (c) in favor of Key Persons of the management of the Company or Close Family Member of Key Persons;

(iii)         Their purpose is the provision of services with remuneration based on the charging of a management fee;

(iv)         Their purpose is the provision of services with a remuneration clause based on a measurement of the operational economic performance of the Company, such as billings, revenues, operating cash flow generation (EBITDA), net income or market value, or any other basis involving unjustifiable or non-proportional remuneration in terms of value generation for the Company;

(v)          They have received a negative vote or opinion from all the independent counsellors of the Company’s Board of Directors.

7.2.       Key Persons of the management and any other employees of the Company or its Subsidiaries are also prohibited from being involved in business of a private or personal nature which interferes or conflicts with the interests of the Company and/or its Subsidiaries, or which uses the confidential information obtained due to the exercise of the office or position they have in the Company or its Subsidiaries.

8.           Rules Applicable to Situations of Conflict of Interest with Related Parties

8.1.       This Policy aims to set the rules and procedures to ensure that, in Situations of Conflict of Interest between Related Parties, the decisions of the Company and its Subsidiaries have the interests and goals of the Company and all shareholders in mind and proper transparency is given to any and all Situations of Conflict of Interest.

8.2.       Whenever a Key Person of the management of the Company or of any of its Subsidiaries has a conflicting interest with that of the Company or its Subsidiaries, this Key Person must no longer participate in the decision-making process involving the corporate operation, business or transaction that constitutes a Situation of Conflict of Interest, immediately declaring his/her conflict of interest.

8.2.1.                The absence of any voluntary statement by a Key Person of the management of the Company or any of its Subsidiaries relating from the existence of a Situation of Conflict of Interest will be considered a violation of the principles of corporate governance and this Policy, and the Finance, Governance and Sustainability Committee must be made aware of any such act and it will then pass a resolution on the suitability and make a recommendation to the competent bodies of the management of the Company, in respect of the enforcement of any applicable penalties.

8.2.2.                Without prejudice to the provisions above, any person may make a statement and report a Situation of Conflict of Interest involving a Key Person of the management of the Company or any of its Subsidiaries to the Finance, Governance and Sustainability Committee.

8.3.       Should a Key Person be a member of a collegiate body of the Company’s administration or of any of its Subsidiaries, he/she must abstain from discussions on the subject and will not vote, nor make any representation, influence or interference of any kind during the respective decision-making process.

8.3.1.                 If other subjects which do not constitute a Situation of Conflict of Interest involving a Key Person are among the issues discussed at a particular meeting of this collegiate body, this Key Person will only participate in the discussion and voting of the issue which does not constitute a Situation of Conflict of Interest.

8.3.2.                 The statement of the existence of a Situation of Conflict of Interest and the subsequent absence of the Key Person involved must be expressed in writing in the minutes of this meeting of the collegiate body, with a detailed description of the nature and extent of the Situation of Conflict of Interest. The Key Person involved is entitled to request the secretary of the meeting to include a statement about his/her absence from the discussion and voting on a particular subject, also stating the place, date and time of the meeting and other information which can identify the subject of the discussion held or the respective meeting. Should the Key Person involved vote on any aspect related to a Situation of Conflict of Interest, his/her vote will be considered null and void.

8.4.       If the Key Person is not a member of a collegiate body of the Company or of any of its Subsidiaries, this Key Person must, in relation to a determined Situation of Conflict of Interest in which he/she is involved, abstain from voting and from making any representation, influence or interference of any kind during the respective decision-making process. The Key Person involved must mention and report the existence of the Situation of Conflict of Interest to the Finance, Governance and Sustainability Committee and the corresponding collegiate body, describing the nature and extent of the Situation of Conflict of Interest. The record of the existence of the Situation of Conflict of Interest must be made in writing and be attached to the technical note relating to the decision on the subject to be approved by the respective collegiate body.

9.           General Provisions

9.1.       All the administrators and other Key Persons of the Company management and its Subsidiaries must sign a Statement of Consent to this Policy, in line with Attachment I, confirming that they have received, read and agreed to follow and respect this Policy.

9.2.       The administrators and other Key Persons of the management of the Company and its Subsidiaries must comply with the rules, policies, proceedings and processes established herein, and are banned from interfering in the decision-making process of the Company and its Subsidiaries in such a way as to influence the contracting of Related-Party Transactions or in any Situation of Conflict of Interest.

10.        Penalties

10.1.     The violations of this Policy will be forwarded to the Finance, Governance and Sustainability Committee, which, without any prejudice to any penalties provided by the applicable laws and regulations, will recommend to the Board of Directors of the Company, any penalties that may be applied to those involved. It is the responsibility of the Executive Management or Board of Directors of the Company to approve the appropriate penalties, also warning that certain conduct may constitute a crime, subjecting those responsible to the penalties foreseen in the prevailing legislation.

10.2.     Among the penalties foreseen in the event of a violation of this Policy are warnings, suspensions and dismissals with cause of the employees involved or dismissal or removal (or recommendation of removal) of administrators, as applicable.

10.3.     Before the enforcement of any penalty by the Company´s management bodies, following a recommendation approved by the Finance, Governance and Sustainability Committee, the right of defense will be granted to the respective employee or administrator involved.

11.         Duration and Review of the Policy

11.1.     This Policy is valid from the date of its approval by the Board of Directors of the Company and can only be altered by a resolution and approval of the Board of Directors of the Company.

11.2.     The Finance, Governance and Sustainability Committee may approve proposals to review this Policy, in accordance with the statutory, legal or regulatory alterations to which the Company is subject, as well as to enhance the corporate governance practices of its rules and proceedings and forward them for approval by the Board of Directors of the Company. Any case not covered herein will be decided by the Board of Directors.

11.3.     After being approved by the Board of Directors, this Policy will be widely disclosed internally by the Company and its Subsidiaries, as well as filed with the regulatory bodies of the capital markets (including the CVM, SEC, BM&FBovespa and NYSE) and made available to shareholders, investors and the market in general, by disclosing it on Company´s Investor Relations website (www.brf-br.com/ir).

* * *

Attachment I

STATEMENT OF CONSENT

TO THE POLICY FOR RELATED-PARTY TRANSACTIONS

By this instrument, I [FULL NAME], [NATONALITY], [CIVIL STATUS], [OCCUPATION], bearer of identity card no. [...], enrolled as Brazilian taxpayer CPF No. [...], with professional address at [ADDRESS], employee code No. [...] ("Signatory”), member of the BRF workforce, a publicly-held company, with its head office in the town of Itajaí, Santa Catarina state, at Avenida Jorge Tzachel, No. 475, Fazenda, Zip Code 88.301-600, enrolled as Brazilian taxpayer CNPJ No. 01.838.723/0001-27 ("Company"), in the position of [POSITION], through this Statement of Consent, hereby declare that:

(i)           I have received a copy of the Policy for Related-Party Transactions and Other Situations of Conflict of Interest of the Company ("Policy"); and

(ii)          I am fully aware of the content of this Policy and am in full agreement with its rules and undertake to faithfully comply with it in all my activities for the duration of my contract and professional relationship with the Company and its Subsidiaries (as stated in the Policy) and, after leaving my post with the Company and its Subsidiaries, in the existing provisions.

The Signatory signs this Statement of Consent in two (2) copies of equal content and form, in the presence of the two (2) witnesses specified below

[PLACE], [DATE]

[NAME]

Witnesses:

1. ______________________________ Name: ID number: CPF number:	2. ______________________________ Name: ID number: CPF number: